Exhibit 10.1

AMENDMENT TO PROMISSORY NOTES

This Amendment (this “Amendment”), dated as of April 29, 2026, to those certain Promissory Notes, issued by Marpai Inc. (the “Borrower”) to Damien Lamendola (the “Holder”) on each of February 12, 2026 and March 9, 2026 (the “Notes”) is made and entered into by and between the Borrower and the Holder. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Notes, as applicable.

WHEREAS, the Notes were issued by the Borrower on February 12, 2026 and March 9, 2026, respectively, and such Notes may be amended only with the written consent of the Borrower and the Holder; and

WHEREAS, the Borrower and the Holder desire to amend the Note on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

Section 1. Amendments to Notes. Section 1 of each of the Notes is hereby amended and restated in its entirety as follows:

“Maturity. On September 1, 2026 (the “Stated Maturity Date”), all of the obligations of the Borrower to the Lender, including all outstanding principal, interest and all other amounts due under this Note, shall be due and payable in full.”

Section 2. Remainder of Notes. Except as set forth herein, the Notes are ratified and confirmed in all respects and shall not be amended or otherwise modified. All other terms and conditions of the Notes not in conflict with the terms of this Amendment shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, the Note or (B) commit or otherwise obligate the Holder to enter into or consider entering into any other amendment, waiver or modification of the Notes.

Section 3. Governing Law. This Amendment shall be governed by and construed under the internal laws of the State of New York as applied to agreements entered into and to be performed entirely within the State of New York. This Amendment (i) is for the exclusive benefit of the parties hereto and, together with the Note, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (ii) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Note (and any attempt to assign this amendment without such writing shall be null and void). The fact that any term or provision of this amendment is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Section 4. Entire Agreement and Amendments. The Notes, as amended by this Amendment, embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties.

Section 5. Counterparts. This Amendment (or the signature pages hereof) may be executed in any number of counterparts; all such counterparts shall be deemed to constitute one and the same instrument; and each of said counterparts shall be deemed an original hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BORROWER:

Marpai Inc.

By:
Name:	Steve Johnson
Title:	Chief Financial Officer

HOLDER:

By:
Name:	Damien Lamendola